Exhibit 3.21

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MISSION VIEJO RADIATION ONCOLOGY MEDICAL GROUP, INC.

The undersigned certify that:

FIRST:                They are the President and the Secretary, respectively, of Mission Viejo Radiation Oncology Medical Group, Inc., a corporation organized and existing under the laws of the State California (the “Corporation”).

SECOND:           Pursuant to Sections 902 and 910 of the General Corporation Law of the State of California, these Amended and Restated Articles of Incorporation (the “Amendment”) restate and amend the provisions of the Corporation’s Articles of Incorporation, as amended, in all respects.  The text of the Corporation’s Articles of Incorporation is hereby restated and amended to read in its entirety as follows:

I.             The name of the Corporation is MISSION VIEJO RADIATION ONCOLOGY MEDICAL GROUP, INC. (hereinafter called the “Corporation”).

II.            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.          The total number of shares of all classes of stock which the Corporation shall have authority to issue is one million (1,000,000) shares, all of which shall be shares of common stock.

IV.          The Corporation shall have perpetual existence.

V.            The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest permissible under California law.

VI.          The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permitted by California law.

THIRD: This Amendment and Restatement has been duly approved by the Board of Directors of the Corporation.

FOURTH:            This Amendment & Restatement has been duly approved by the required vote of shareholders in accordance with Section 902 of the General Corporation Law of the State of California.  There are 12,500 shares of the Corporation issued and outstanding as of the date hereof.  The number of shares voting in favor of this Amendment exceeded the required vote.  The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Amendment are true and correct.

Date:  June 19, 2003

By:	/s/ Michael M. Lock
Michael M. Lock, President

By:	/s/ Esmond K. Chan
Esmond K. Chan, Secretary